Exhibit 99.1

         Cypress Bioscience Inc. Announces Second Quarter 2004 Results

     SAN DIEGO--(BUSINESS WIRE)--August 9, 2004--Cypress Bioscience Inc. (NASDAQ:CYPB) today announced its financial results for the second quarter of 2004. For the quarter ended June 30, 2004, the company reported a net loss of approximately $1.8 million or $0.06 per share basic and diluted compared to a net loss of approximately $7.5 million or $0.43 per share basic and diluted for the corresponding period in 2003. At June 30, 2004, the company had cash, cash equivalents and investments totaling $113.7 million.
     The company reported revenues of $3.5 million and $6.9 million for the quarter and six months ended June 30, 2004, respectively, compared to no revenue for the quarter and six months ended June 30, 2003. The revenues recognized during 2004 consist solely of amounts earned pursuant to the company's collaboration agreement with Forest Laboratories for the development and marketing of milnacipran, which was entered into during January 2004. During the second quarter of 2004, the company revised its presentation of sponsored development reimbursements from Forest Laboratories from a net basis to a gross basis in order to be consistent with standard industry practice. The revised presentation has no net effect on net loss or net loss per share.
     Total operating expenses for the quarter and six months ended June 30, 2004 were $5.4 million and $16.2 million, respectively, compared to $7.6 million and $9.3 million for the quarter and six months ended June 30, 2003, respectively. The decrease in operating expenses for the quarter ended June 30, 2004 compared to the corresponding period in 2003 was primarily due to the recognition of a non-cash charge of $5.0 million included in research and development expenses during the second quarter of 2003 in connection with the issuance of 1,000,000 shares of our common stock and warrants to purchase 300,000 shares of our common stock to Pierre Fabre provided under our restated license agreement. The increase in operating expenses for the six months ended June 30, 2004 compared to the corresponding period in 2003 was due mainly to non-cash compensation charges totaling $6.1 million. In addition, total operating expenses for 2004 include a one-time, success-based fee paid to our investment bankers in connection with the closing of our collaboration agreement with Forest Laboratories and a $1.25 million sublicense fee paid to Pierre Fabre in connection with our collaboration agreement with Forest Laboratories.

     About Cypress Bioscience Inc.

     Cypress is committed to being the innovator and leader in providing products for the treatment of patients with Functional Somatic Syndromes and other related chronic pain and central nervous system disorders. In August 2001, Cypress licensed from Pierre Fabre Medicament its first product for clinical development, milnacipran. The license agreement provides Cypress with an exclusive license to develop and sell any products with the compound milnacipran as an active ingredient for any indication in the United States and Canada. On January 9, 2004, Cypress entered into a collaboration agreement with Forest Laboratories for the development and marketing of milnacipran. In October 2003, Cypress initiated its Phase III clinical trials for the use of milnacipran as a potential treatment for FMS. We are continuing to evaluate various potential strategic transactions, including the potential acquisition of products and companies, and other alternatives that we believe may enhance stockholder value.
     For more information about Cypress, please visit the company's Web site at www.cypressbio.com. For more information about FMS, please visit www.FMSresource.com.

     This press release, as well as Cypress' SEC filings and Web site at http://www.cypressbio.com, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including statements about the potential of milnacipran to treat FMS. Actual results could vary materially from those described as a result of a number of factors, including those set forth in Cypress Annual Report on Form 10-K, the most recent Quarterly Report on Form 10-Q and any subsequent SEC filings. In addition, there is the risk that we and Forest Laboratories may not be able to successfully develop or market milnacipran for the treatment of FMS, and, as a result, would not receive any milestone or royalty payments from Forest Laboratories; that we and Forest Laboratories may encounter regulatory or other difficulties in the development of milnacipran for FMS, including delays in beginning or completing Phase III trials; that we may not be able to protect our patents or proprietary technology; that milnacipran may not significantly improve the treatment of FMS; that we may not be successful in identifying, licensing and developing any additional products or identifying or acquiring any companies and even if we complete any such transaction, it may not enhance stockholder value. Cypress undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this press release, except as required by law.

     (See following table)



                            CYPRESS BIOSCIENCE, INC.
                            Condensed Financial Data
                      (In thousands except per share data)
                          Statement of Operations Data:

                                   Quarter ended     Six months ended
                                     June 30,            June 30,
                                   2004      2003     2004      2003
                                 --------  -------- --------  --------
                                    (unaudited)          (unaudited)

Revenues under collaborative
 agreement                      $  3,466 $       -  $  6,858  $     -
Operating expenses:
  Research and development         2,790     5,867     7,362    6,924
  General and administrative       1,166       769     3,333    1,563
  Non-cash compensation charges      620        49     6,068       66
  Compensation expense (benefit)-
     variable stock options          847       883      (596)     787
                                 --------  -------- --------  --------
Total operating expenses           5,423     7,568    16,167    9,340
                                 --------  -------- --------  --------
Other income, net                    197        25       266       47
                                 --------  -------- --------  --------
Net loss                        $ (1,760)  $(7,543) $ (9,043) $(9,293)
                                 ========  ======== ========  ========


 Net loss per share -
 basic and diluted              $  (0.06)  $ (0.43)  $ (0.35) $ (0.61)
                                 ========  ======== ========  ========

Shares used in computing
 net loss per share -
 basic and diluted                28,989    17,493    25,675   15,357
                                 ========  ======== ========  ========

                          Balance Sheet Data:

                                          June 30,       December 31,
                                           2004             2003
                                       -------------   --------------
                                                (unaudited)
Assets
 Cash, cash equivalents and short-term
    investments                           $ 103,666         $ 23,525
 Other current assets                         4,738              150
 Long-term investments                       10,024                -
 Other non-current assets                       115              132
                                       -------------   --------------
   Total assets                            $118,543          $23,807
                                       =============   ==============

Liabilities and Stockholders' Equity
 Current liabilities                         $4,400           $1,625
 Long-term liabilities                       20,361               53
 Stockholders' equity                        93,782           22,129
                                       -------------   --------------
   Total liabilities and
 stockholders' equity                      $118,543          $23,807
                                       =============   ==============


     CONTACT: Cypress Bioscience Inc.
              Sabrina Martucci Johnson
              Chief Financial Officer and Vice President
                  or
              Investor Relations
              Mary Gieson
              858-452-2323